Exhibit 10.1

WW INTERNATIONAL, INC.

September 8, 2026

Mr. Stephen Bye

Re: President and Chief Executive Officer Agreement

Dear Stephen:

On behalf of WW International, Inc. (the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). Capitalized terms used herein shall have the meanings ascribed to them in Section 7.

You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1.

Term of Employment. Your employment with the Company and this Agreement shall be effective as of such date as is mutually agreed to by you and the Company in writing; provided that such date shall be no later than November 27, 2026 (the “Commencement Date”) and shall continue until terminated in accordance with Section 6 below (the “Date of Termination”). If you fail to present yourself for employment with the Company on or prior to November 27, 2026, this Agreement shall immediately terminate and be null and void ab initio. The period from the Commencement Date through the Date of Termination shall be the “Term of Employment.” Your employment is “at will” and is terminable by you or the Company at any time (for any reason or for no reason) in accordance with Section 6.

2.

Position and Duties. During the Term of Employment, you shall serve as President and Chief Executive Officer of the Company (together with such other position or positions consistent with your title as the Board of Directors of the Company (the “Board”) shall specify from time to time). Your duties and authority as President and Chief Executive Officer shall be prescribed by the Board and shall be commensurate with those of the position of president and chief executive officer at a public company of similar size and industry as the Company. You agree to serve as an officer and director of any subsidiary of the Company (together with the Company, the “Company Group”) and the Board shall take such action as necessary to appoint you as a Board member as of the Commencement Date. You shall serve as a member of the Board during the Term of Employment (subject to re-election by the shareholders of the Company after your initial appointment at the Commencement Date) without additional compensation. During the Term of Employment, you will report directly and exclusively to the Board and will devote your full business time, energy, experience and talents to the business of the Company Group; provided, that it shall not be a violation of this Agreement for you to (a) with the prior written consent of the Board, serve on the board of directors of up to three other for-profit, public companies that do not compete with the Company Group, which, as of the Commencement Date, includes the companies identified on Exhibit A attached hereto, (b) serve on civic or charitable boards or committees without receipt of material compensation therefor and (c) manage personal investments, so long as such activities described in clauses (a) through (c) do not interfere, either individually or in the aggregate, with the performance of your duties and responsibilities under this Agreement or otherwise create a potential business or fiduciary conflict. For the avoidance of doubt, you agree that prior to the Commencement Date, you shall have ceased providing services as a director or otherwise to the companies identified on Exhibit B attached hereto.

3.

Location. Your principal place of employment will initially be your home office in Denver, Colorado; provided that you will be required to travel on a regular basis as reasonably necessary and appropriate to successfully perform your duties and responsibilities under this Agreement, including but not limited to travel to the Company’s offices and other travel in furtherance of the business of the

Company and your duties and responsibilities; provided, further, that no later than six months after the Board, following its good faith consultation with you as to your recommendation, determines your permanent location of employment at a Company office (the “Company Office”), you shall relocate your principal residence to a location no more than 50 miles away from such Company Office and your principal place of employment for the remainder of the Term of Employment will be such Company Office, subject to reasonable travel for business purposes to fulfill your duties and responsibilities under this Agreement. The Company shall reimburse you for up to $40,000 of reasonable and documented expenses incurred by you during the calendar year in which you relocate your principal residence as described in this Section 3 in connection with such relocation (the “Relocation Payment”). The Relocation Payment shall be paid to you within 60 days immediately following the Company’s receipt from you of written documentation of such expenses and in any event no later than December 31 of the year following the year in which your relocation occurs. To the extent that any portion of the Relocation Payment is not deductible by you for federal or state income tax purposes and is includible in your gross income, the Company shall pay you an additional amount, such that after payment by you of all applicable federal, state and local income taxes (calculated at the then-applicable supplemental wage withholding rates for federal income taxes and at the highest applicable marginal rates for state and local income taxes) and employment taxes imposed upon the Relocation Payment, you retain an amount equal to the gross amount of the Relocation Payment. Any such additional amount shall be paid to you no later than December 31 of the year following the year in which your relocation occurs. If prior to the first anniversary of the date of your relocation, your employment is terminated by the Company for Cause or due to your resignation without Good Reason, or if circumstances constituting Cause are found to exist, you shall repay the gross amount of the Relocation Payment to the Company within 15 days following the Date of Termination or, if earlier, the Company’s written request, and you hereby authorize the Company Group to offset, to the maximum extent permitted by applicable law, any such amount that is not timely repaid from any amounts that you are otherwise owed as of your Date of Termination (whether such amounts are payable at or following your Date of Termination).

4.	Compensation and Benefits. In consideration for your services to the Company, you shall be eligible to receive the following compensation and benefits from the Company.

(a)

Base Salary. During the Term of Employment, the Company shall pay you an annual base salary of $850,000, subject to all applicable withholdings and deductions (the “Base Salary”). You will receive the Base Salary in bi-weekly payments pursuant to the Company’s regular payroll practices. For 2026, the Base Salary shall be prorated based on the number of days in the calendar year following the Commencement Date. The Base Salary will be subject to annual review and adjustment by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion; provided that in no event shall the Base Salary be reduced below the initial amount set forth herein without your prior written consent.

(b)

Annual Cash Bonus. During the Term of Employment, you shall be eligible to receive a discretionary annual cash bonus with a target value equal to 125% of the then-current Base Salary (the “Annual Cash Bonus”), in accordance with the terms and conditions of the Company’s annual cash bonus program applicable to senior executives of the Company generally, as in effect from time to time. The actual amount of any Annual Cash Bonus payable for any calendar year shall be subject to the achievement of performance metrics established by the Compensation Committee in its sole discretion with respect to the calendar year to which such Annual Cash Bonus relates, and will be subject to all applicable withholdings and deductions. The Annual Cash Bonus shall be paid to you at the same time as annual bonuses are paid to other senior executives of the Company and, except as otherwise set forth in this Agreement, subject to your continuous employment by the Company through the applicable payment date. Notwithstanding the foregoing, with respect to calendar year 2026, you shall receive a guaranteed Annual Cash Bonus equal to 125% of the Base Salary, prorated based on the number of days in the calendar year following the Commencement Date, paid to you at the same time as annual bonuses for calendar year 2026 are paid to other senior executives of the Company and, except as otherwise set forth in this Agreement, subject to your continuous employment by the Company through the applicable payment date.

(c)

Signing Bonus. Subject to your commencement of employment with the Company on the Commencement Date, you shall be eligible to receive a cash signing bonus equal to $1,500,000 in the aggregate, subject to all applicable withholdings and deductions (the “Signing Bonus”). The Signing Bonus shall be payable in two installments, with $1,000,000 of the Signing Bonus payable on or around December 31, 2027 (and in no event later than March 15, 2028), and the remaining $500,000 of the Signing Bonus payable on or around December 31, 2028 (and in no event later than March 15, 2029), in each case, subject to your continuous employment by the Company through the applicable payment date except as otherwise set forth in Section 6(c), Section 6(d) or Section 6(e).

(d)	Long-Term Incentive Awards.

(i)

Signing Grant. Subject to your commencement of employment hereunder, upon the Commencement Date, you shall be granted a signing award under the Stock Incentive Plan, with a grant date value of $1,000,000 (the “Signing Grant”). The Signing Grant will be in the form of time-based restricted stock units (“RSUs”), with the number of RSUs underlying the Signing Grant calculated using the volume-weighted average price of the Company’s stock as reported on the Nasdaq Global Market for the 20-day trailing period ending on the Commencement Date. The Signing Grant will vest in full on the 18-month anniversary of the Commencement Date, subject to your continuous employment with the Company through the vesting date, and will be otherwise subject to the terms and conditions of the Stock Incentive Plan and an award agreement entered into by and between you and the Company.

(ii)

Initial Grant. On or as soon as reasonably practicable following January 2027, concurrently with annual equity grants made by the Board to senior executives of the Company generally, and subject to approval by the Board and your continuous employment with the Company through the date of grant, you shall be granted an award under the Stock Incentive Plan with a grant date value of $5,100,000 (the “Initial Grant”). The Initial Grant will be subject to the terms and conditions of the Stock Incentive Plan and one or more award agreement(s) entered into by and between you and the Company, and will be in such form or forms as authorized under the Stock Incentive Plan and with such terms and conditions generally consistent with the terms and conditions of grants made to other senior executives of the Company.

(iii)

Annual Grants. Commencing in 2028, for each calendar year during the Term of Employment thereafter, concurrently with annual equity grants made by the Board to senior executives of the Company generally, and in each case subject to approval by the Board and your continuous employment with the Company through the applicable date of grant, you shall be granted an award under the Stock Incentive Plan with a grant date value equal to at least 300% of your then-current Base Salary (each such grant, an “Annual Grant” and together with the Signing Grant and the Initial Grant, the “Equity Grants”). The Annual Grants will be subject to the terms and conditions of the Stock Incentive Plan and one or more award agreement(s) entered into by and between you and the Company, and will be in such form or forms as authorized under the Stock Incentive Plan and with such terms and conditions generally consistent with the terms and conditions of grants made to other senior executives of the Company.

(e)

Benefits. During the Term of Employment, you shall be eligible to participate in the Company’s employee benefit plans, policies and arrangements as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements, and, subject to all applicable eligibility requirements, on the same basis as other senior executives of the Company. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing you notice, and the right to do so is expressly reserved.

(f)

Business Expenses. During the Term of Employment, the Company shall reimburse you for business expenses that are reasonable and necessary for you to perform, and are incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies as in effect from time to time. For the avoidance of doubt, the Company shall reimburse your reasonable and documented expenses actually incurred by you within the first twelve months following the Commencement Date in respect of your travel between your home office in Denver, Colorado and the Company’s headquarters in New York, New York (including your airfare, hotel, lodging, or other temporary housing accommodation of your selection near the Company’s headquarters in New York, New York, but excluding meals or other incidentals), up to $20,000 per month, in each case subject to documentation in accordance with the Company’s travel and expense policy, as in effect from time to time.

(g)

Indemnification; D&O Coverage. The Company shall indemnify, hold harmless and defend you from all damages, claims, losses, costs and expenses (including reasonable attorneys’ fees) to the maximum extent permitted by law with regard to actions or inactions taken in your good faith performance of your duties to the Company Group. You shall also be entitled to directors’ and officers’ liability insurance coverage in accordance with the Company’s policies that cover officers and directors generally. The Company’s indemnification and insurance obligations hereunder with respect to actions taken during the Term of Employment shall remain in effect following your termination of employment with the Company hereunder for any reason.

(h)

Legal Fees. Subject to you providing documentation reasonably satisfactory to the Company and subject to the Company timely receiving a Form W-9 from the applicable payee, the Company shall directly pay your reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and related ancillary agreements, in an amount up to $25,000 in the aggregate, subject to all applicable withholdings and deductions, within 30 days following the Commencement Date.

5.

Covenants. In consideration of the compensation and benefits provided to you in this Agreement, you hereby agree to be bound by the terms of the Restrictive Covenant Agreement attached hereto as Exhibit C, which is incorporated into this Agreement as if set forth herein. You recognize and acknowledge that these restrictions and limitations are reasonable and valid in all respects and are essential to protect the value of the business and assets of the Company. Such covenants shall be in addition to, and shall not replace or supersede, any other restrictive covenants you are subject to in favor of the Company.

6.	Termination; Termination Benefits.

(a)

Your employment with the Company may be terminated by you at any time for any or no reason upon no less than 60 days prior written notice to the Board and by the Company at any time for any reason or no reason upon no less than 60 days prior written notice to you (except if such termination is for Cause, in which case termination may be immediate). During any such notice period, the Company may, in its sole discretion, place you on garden leave, reduce your duties and responsibilities and limit your access to Company property; provided that during any period of garden leave, the Company shall continue to pay you your full Base Salary and maintain all benefits then provided to you, and any period of garden leave shall count toward the applicable notice period but shall not reduce the Severance Period. Your employment with the Company shall terminate automatically upon your death or Disability.

(b)

Upon your termination of employment for any reason, the Company shall pay you all Base Salary amounts accrued through the Date of Termination, any vested payments or benefits required to be paid to you pursuant to the Company’s employee benefit plans, and reimbursement of any unpaid expenses incurred by you pursuant to Section 4(f) and in accordance with the Company’s expense reimbursement policies (collectively, the “Accrued Amounts”). In connection with your termination of employment, the Equity Grants shall be subject to the terms and conditions set forth in the Stock Incentive Plan and the applicable award agreement(s). Except as expressly set forth herein or pursuant to the Stock Incentive Plan or award agreement(s) applicable to your Equity Grants, upon your termination of employment for any reason or no reason, other than the Accrued Amounts and except as otherwise expressly required by applicable law or this Agreement, neither the Company nor any other member of the Company Group shall have any liability or obligation to you with respect to Base Salary, Annual Cash Bonus, employee benefits or any other compensatory amounts whether pursuant to this Agreement or otherwise. Upon your termination of employment for any reason, you shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions you hold with the Company Group, and you shall cooperate with the Company to execute any documentation needed to effectuate such resignations.

(c)

In the event that during the Term of Employment, your employment with the Company Group terminates due to your death or Disability, subject to your (or your estate’s) timely execution, return to the Company and non-revocation of a release of claims in favor of the Company in substantially the form attached hereto as Exhibit D (as such form may be modified by the Company from time to time, including to comply with applicable law, a “Release”) and your continued compliance with all restrictive covenants to which you are subject in favor of the Company Group, in addition to the Accrued Amounts, you shall be entitled to receive:

(i)

Any accrued unpaid Annual Cash Bonus in respect of any completed fiscal year that has ended prior to the Date of Termination, payable at such time as annual bonuses are paid to other senior executives of the Company during the calendar year following the calendar year to which such Annual Cash Bonus relates;

(ii)

Any portion of the Signing Bonus that is unpaid as of the Date of Termination, payable as soon as reasonably practicable following, and in no event more than 60 days following, the Date of Termination;

(iii)

A Pro-Rata Bonus for the year in which the Date of Termination occurs, payable at such time as annual bonuses are paid to other senior executives of the Company during the calendar year following the calendar year to which such Pro-Rata Bonus relates; and

(iv)	Accelerated vesting of any portion of the Signing Grant that is unvested as of the Date of Termination.

No amounts will be payable under this Section 6(c) until the date on which the Release becomes effective and irrevocable, provided that if the period during which you have to consider the execution of the Release spans two calendar years, no payments will be made until the Company’s first regularly scheduled payroll date in the second calendar year.

(d)

In the event that during the Term of Employment, your employment with the Company Group is terminated by the Company without Cause or due to your resignation for Good Reason, in each case, outside of the Change in Control Period and subject to your timely execution, return to the Company and non-revocation of a Release and your continued compliance with all restrictive covenants to which you are subject in favor of the Company Group, in addition to the Accrued Amounts, you shall be entitled to receive the following payments and benefits from the Company:

(i)

Any accrued unpaid Annual Cash Bonus in respect of any completed fiscal year that has ended prior to the Date of Termination, payable at such time as annual bonuses are paid to other senior executives of the Company during the calendar year following the calendar year to which such Annual Cash Bonus relates;

(ii)	An amount in cash equal to any portion of the Signing Bonus that remains unpaid as of the Date of Termination, payable within 60 days following the Date of Termination;

(iii)

An amount in cash equal to the sum of (A) the Base Salary and (B) the target Annual Cash Bonus, payable in 12 substantially equal installments in accordance with the Company’s regular payroll practices from the Date of Termination through the 12-month anniversary thereof (the “Severance Period”);

(iv)	COBRA Continuation during the Severance Period; and

(v)

Accelerated vesting of (A) any portion of the Signing Grant that is unvested as of the Date of Termination and (B) a pro-rata portion of the Initial Grant, calculated based on (x) with respect to any time-based portion of the Initial Grant, the time that elapsed from the vesting commencement date of the Initial Grant through the Date of Termination and (y) with respect to any performance-based portion of the Initial Grant, the actual achievement of the applicable performance metrics measured from the first day of the applicable performance period and ending on the Date of Termination (together with the payments set forth in the preceding clauses (ii) through (iv), “Severance”).

The first installment of the Severance will be made on the Company’s first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable, provided that if the period during which you have to consider the execution of the Release spans two calendar years, the first Severance payment will be made no earlier than the first regularly scheduled payroll date in the second calendar year, which payment shall include any amount that was otherwise scheduled to be paid between the Date of Termination and the date of the first payment.

(e)

In the event that during the Term of Employment, your employment with the Company Group is terminated by the Company without Cause or due to your resignation for Good Reason, in each case, within the Change in Control Period and subject to your timely execution, return to the Company and non-revocation of a Release and your continued compliance with all restrictive covenants to which you are subject in favor of the Company Group, in addition to the Accrued Amounts, you shall be entitled to receive the following payments and benefits from the Company:

(i)

Any accrued unpaid Annual Cash Bonus in respect of any completed fiscal year that has ended prior to the Date of Termination, payable at such time as annual bonuses are paid to other senior executives of the Company during the calendar year following the calendar year to which such Annual Cash Bonus relates;

(ii)	An amount in cash equal to any portion of the Signing Bonus that remains unpaid as of the Date of Termination, payable within 60 days following the Date of Termination;

(iii)

A Pro-Rata Bonus for the year in which the Date of Termination occurs, payable at such time as annual bonuses are paid to other senior executives of the Company during the calendar year following the calendar year to which such Pro-Rata Bonus relates; and

(iv)	An amount in cash equal to (A) the sum of (x) the Base Salary and (y) the target Annual Cash Bonus, multiplied by (B) two, payable in a lump sum within 60 days following the Date of Termination;

(v)	COBRA Continuation during the 24-month period following the Date of Termination; and

(vi)

Accelerated vesting of any outstanding Equity Grants that are unvested as of the Date of Termination, with any performance-based portion of the unvested Equity Grants calculated based on the actual achievement of the applicable performance metrics measured from the first day of the applicable performance period and ending on the date of the Change in Control (together with the payments set forth in the preceding clauses (ii) through (v), “CIC Severance”).

The first installment of the CIC Severance will be made on the Company’s first regularly scheduled payroll date following the date on which the Release becomes effective and irrevocable, provided that if the period during which you have to consider the execution of the Release spans two calendar years, the first CIC Severance payment will be made no earlier than the first regularly scheduled payroll date in the second calendar year, which payment shall include any amount that was otherwise scheduled to be paid between the Date of Termination and the date of the first payment.

For the avoidance of doubt, no payments made pursuant to this Section 6 shall be duplicative of any other payments under this Agreement.

7.	Defined Terms. For purposes of this Agreement, the following terms have the meanings set forth below:

(a)

“Cause” means your (i) willful neglect in the performance of your duties hereunder or willful or repeated failure or refusal to perform such duties (other than any such failure resulting from incapacity due to physical or mental illness resulting in a permanent disability) which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Board; (ii) willful engagement in conduct in connection with your employment with the Company which results in material harm to the business or reputation of the Company Group; (iii) indictment for, conviction of, or plea of guilty or no contest to, (A) any felony or (B) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any other member of the Company Group; (iv) material violation of the written policies of the Company Group or those set forth in the manuals or statements of policy of the Company Group, including but not limited to those relating to sexual harassment, after your receipt of written notice from the Company, and a reasonable opportunity of not less than 10 days to cure (to the extent capable of cure) such violation, or the disclosure or misuse of confidential information; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company Group; (vi) act of personal dishonesty that involves personal profit in connection with your employment with the Company; or (vii) material breach of any restrictive covenants applicable to you as a result of any agreement with any member of the Company Group, which (to the extent capable of cure) remains uncured for 10 days after written notice. Notwithstanding the foregoing, no act or omission shall constitute Cause unless the Board has provided you with written notice specifying in reasonable detail the acts or omissions alleged to constitute Cause, and an opportunity to be heard before the Board (with counsel if you so choose) prior to any termination for Cause becoming effective.

(b)	“Change in Control” shall have the meaning set forth in the Stock Incentive Plan.

(c)	“Change in Control Period” means the 24-month period following the consummation of a Change in Control.

(d)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)

“COBRA Continuation” means, subject to your timely election of continuation coverage under COBRA, continued health insurance coverage at substantially the same level as provided to you under the Company’s employee benefit plans immediately prior to the Date of Termination, for which the Company will provide such coverage, to the extent permissible under the applicable Company employee benefit plan, at the same cost to you as is generally provided to similarly situated active employees of the Company, which, to the extent required to comply with Section 105(h) of the Code, shall be provided to you as a taxable benefit; provided that, if and to the extent that the Company determines in its sole discretion prior to or at any time during the applicable COBRA Continuation period that providing COBRA Continuation would be reasonably likely to (x) cause the Company to fail to comply with Section 105(h) of the Code or (y) result in the imposition of excise taxes or other penalties on the Company under the nondiscrimination provisions of the Patient Protection and Affordable Care Act of 2010 or other applicable laws, then the Company shall pay to you, in monthly installments through the remainder of the applicable COBRA Continuation period, an amount equal to the monthly premium the Company would be required to pay for COBRA Continuation coverage, which will be treated as taxable wages to you and which you may (but are not required to) use for purposes of paying such COBRA premiums (and the provisions of this clause shall be reformed as necessary to comply with such laws, regulations and guidance).

(f)	“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and guidance issued thereunder.

(g)	“Disability” shall have the meaning ascribed to such term in Section 22(e)(3) of the Code, without regard to the last sentence thereof.

(h)

“Good Reason” means the occurrence of any of the following, without your consent: (i) a material diminution in your title, duties or responsibilities, or you ceasing to report directly and exclusively to the Board; (ii) a material reduction in Base Salary, target Annual Cash Bonus, or long-term incentive compensation opportunities; (iii) a change in the geographic location at which you must perform your services under this Agreement by more than 50 miles from the location set forth in Section 3; (iv) the Company’s material breach of this Agreement; (v) the failure of the Company to nominate you for re-election to the Board during the Term of Employment; or (vi) the failure of any successor to the Company to expressly assume this Agreement. In order to resign for Good Reason, you must provide written notice of the events constituting Good Reason within 30 days following the date on which you first obtain knowledge of the events giving rise to Good Reason, the Company has 30 days in which to cure the claimed events constituting Good Reason, and you must actually resign within 30 days following the Company’s failure to cure the claimed events giving rise to Good Reason in order for such resignation to constitute “Good Reason” hereunder.

(i)

“Pro-Rata Bonus” means, with respect to the year in which the Date of Termination occurs, an amount in cash equal to (A) the Annual Cash Bonus for the fiscal year in which the Date of Termination occurs, based on actual performance for such year, multiplied by (B) a fraction, the numerator of which is the number of days elapsed from the commencement of such fiscal year through the Date of Termination and the denominator of which is 365 (or 366, as applicable).

(j)	“Stock Incentive Plan” means the Company’s 2025 Stock Incentive Plan, as may be amended or restated from time to time.

8.

Tax Withholding. The Company Group shall be entitled to withhold from any amounts payable to you under this Agreement any and all applicable federal, state and local withholding and other taxes, deductions and charges. You acknowledge and represent that the Company has not provided any tax advice to you in connection with your execution of this Agreement and that you have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments that may be made to you.

9.	Miscellaneous.

(a)

By signing this Agreement, you represent and warrant that you are not party to, or otherwise bound by, any agreement, obligation or restriction that would prevent, restrict or interfere with your execution of this Agreement or the performance of your duties hereunder.

(b)

Notwithstanding any provision of this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to this Agreement shall be conditioned upon and subject to the Company’s clawback policies, as in effect from time to time.

(c)

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment as President and Chief Executive Officer of the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest. By signing this Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You represent and warrant that you have read this Agreement, have consulted with your own advisors (if you so choose) regarding its terms and are fully aware of its content and legal effect.

(d)

This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. No waiver by either of the parties hereto of its rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

(e)

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

(f)

Any notice or other communication required or which may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company at the address set forth below, or to you at your most recent address on file with the Company.

(g)	This Agreement may be signed in counterparts, including by electronic signature or DocuSign, and the counterparts taken together shall constitute one agreement.

(h)

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN NEW YORK, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHT TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

(i)

This Agreement and the payments hereunder are intended to be exempt from or comply with Section 409A of the Code and shall be interpreted in accordance with such intent. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to you at any date as a result of the termination of your employment and that constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as you have also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation shall be paid (or commence to be paid) to you as if you had undergone such termination of employment (under the same circumstances) on the date of your “separation from service.” To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by you, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(j)

In the event that any payments or benefits due to you (whether under this Agreement or otherwise) are determined by the Company to constitute “excess parachute payments” as defined under Section 280G of the Code, any such payments shall be reduced by the minimum amount necessary, subject to the last sentence of this paragraph, such that the present value of such parachute payments is below three times your “base amount” (as defined under Section 280G of the Code). Notwithstanding the foregoing, no payments or benefits shall be reduced under this Section 9(j) unless (i) the net amount of such payments and benefits, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments and after taking into account the phase-out of itemized deductions and personal exemptions attributable to such reduced payments and benefits), is greater than or equal to (ii) the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and benefits and the amount of excise tax imposed under Section 4999 of the Code as to which you would be subject in respect of such unreduced payments and benefits and after taking into account the phase-out of itemized deductions and personal exemptions attributable to such unreduced payments). For purposes hereof, (x) the order in which any amounts are deemed to be reduced, if applicable, is (a) cash payments, (b) other non-cash forms of benefits, and (c) equity-based payments and acceleration of vesting, and (y) within any such category of payments and benefits (that is, (x)(a), (x)(b) or (x)(c) above), (I) a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are and (II) to the extent that any such amounts are to be made over time (e.g., in installments, etc.), then the amounts shall be reduced in reverse chronological order.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WW INTERNATIONAL, INC.

By:	/s/ Eugene I. Davis
Name:	Eugene I. Davis
Title:	Chairman of the Board of Directors

EXECUTIVE

/s/ Stephen Bye
Stephen Bye

Exhibit A

Exhibit B

Exhibit C

Exhibit D